Exhibit 10.10

Dated             2013

LIBERTY GLOBAL PLC

- and –

[Executive]

DEED OF INDEMNITY

ABU DHABI | BEIJING | BRUSSELS | DÜSSELDORF | FRANKFURT | HONG KONG | LONDON | MILAN | MUNICH | NEW YORK | PALO ALTO | PARIS | ROME | SÃN FRANCISCO | SÃO PAULO | SHANGHAI | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

i

THIS DEED is made on             2013

BETWEEN

(1)	Liberty Global Plc, (company number 0837999) registered in England and Wales whose registered office is at 38 Hans Crescent, London SW1X 0LZ (the “Company”); and

(2)	[—] of [—] (the “Executive”).

BACKGROUND

(A)	The Company believes that it is essential to attract and retain as directors and officers the most capable persons available.

(B)	Both the Company and the Executive recognise the omnipresent risk of lawsuits and other claims that are routinely filed or made against directors and officers of companies operating in the public arena in today’s environment, and the attendant costs of defending even wholly frivolous lawsuits or claims.

(C)	It has become increasingly difficult to obtain insurance against the risk of personal liability of directors and officers on terms providing reasonable protection to the individual at reasonable cost to companies, and the uncertainties relating to the availability of such insurance have increased the difficulty of attracting and retaining qualified directors and officers.

(D)	The Articles (defined below) provide that the Company may provide certain indemnification rights to the directors of the Company, as authorised by English law.

(E)	The Executive is concerned that the protection provided by the Articles (if applicable) and available insurance may not be adequate in the present circumstances, and the Company believes that the Executive would be more willing to serve as a director, officer, employee, agent or fiduciary of the Company or any Group Company (as defined below) and continue to serve, and to take on additional responsibilities for or on behalf of the Company with the additional protection afforded by this Deed.

(F)	In recognition of the Executive’s need for substantial protection against personal liability and to encourage the Executive’s continued service to the Company, and in view of the increasing difficulty in obtaining and maintaining satisfactory insurance coverage and the Executive’s reasonable reliance on assurance of indemnification, the Company wishes to provide in this Deed for the indemnification of and the advancing of expenses to the Executive to the fullest extent permitted by applicable law (whether partial or complete) and as set forth in this Deed, and, to the extent insurance is maintained, for the continued coverage of the Executive under the directors’ and officers’ liability insurance policies taken out by the Company or the Group as a whole.

(G)	It is reasonable, prudent and appropriate for the Company contractually to obligate itself to indemnify and to advance expenses on behalf of directors and officers to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Deed, the following definitions apply:

“Act” means the Companies Act 2006 (as amended from time to time);

“Articles” means the articles of association of the Company, from time to time;

“Associated Company” has the meaning given in section 256(b) of the Act;

“Board of Directors” means the full board of directors of the Company, as amended from time to time;

“Business Days” means a day other than a Saturday or Sunday or public holiday in the United Kingdom or the United States;

“Change in Control” shall be deemed to have occurred if:

(i)	any “person” (which term, for the purposes of this definition, shall be as used in Sections 13(d) and 14(d) of the US Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a body corporate owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 15% or more of the total voting power represented by the Company’s then outstanding Voting Securities;

(ii)	any person has the right to, and does, appoint or remove directors on the Board of Directors holding a majority of the voting rights at meetings of the Board of Directors on all or substantially all matters;

(iii)	there occurs any acquisition, compromise or arrangement involving the Company which would result in the shareholders holding or controlling Voting Securities of the Company outstanding immediately prior thereto ceasing to hold or control more than 50% of the total voting power represented by the Voting Securities of the Company outstanding immediately after the completion of such acquisition, compromise or arrangement, or the shareholders of the Company approve a members’ voluntary liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets; or

(iv)	there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under such Act, whether or not the Company is then subject to such reporting requirement, and as used herein, the term “Voting Securities” means any securities of the Company which vote generally in the election of directors;

“Claim” means any threatened, pending or completed claim, action, suit or proceeding (including any mediation, arbitration or other alternative dispute resolution proceeding) in any jurisdiction whatsoever, whether instituted by or in the right of the Company, or by any other party (including but not limited to any Group Company), or any inquiry or investigation that the Executive in good faith believes might lead to the institution of any such claim, action, suit or proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, investigative or other;

“Expenses” means legal fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event;

“Group” means the Company and its subsidiary undertakings, with subsidiary undertakings having the meaning given in section 1162 of the Act (and “Group Company” shall mean any of them);

“Indemnifiable Event” means any event or occurrence related to the fact that the Executive is or was a director, officer, employee, agent or fiduciary of the Company or any Group Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another body corporate or other undertaking, partnership, joint venture, employee benefit plan, trust or other enterprise (in each case wherever so incorporated, established, founded or situated), or by reason of anything done or not done by the Executive in any such capacity;

“Independent Legal Counsel” means a lawyer or firm of lawyers of national reputation or with significant relevant legal experience, selected in accordance with the provisions of Clause 3, who shall not have otherwise performed services for the Company, any Group Company or the Executive within the last five years (other than with respect to matters concerning the rights of the Executive under this Deed, or of other directors or officers under similar indemnification agreements); and

“Reviewing Party” means any appropriate person or body consisting of a member or members of the Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which the Executive is seeking indemnification, or Independent Legal Counsel (as applicable, in accordance with the provisions of Clause 2.2).

1.2	The headings in this Deed shall not affect its interpretation.

1.3	References in this Deed to statutory provisions shall be construed as references to those statutory provision as amended or re-enacted or both from time to time and shall include any substantive legislation made under the statutory or legislative provision (whether with or without modification).

1.4	References to clauses or schedules, unless otherwise stated, are to clauses or schedules to this Deed.

2.	BASIC INDEMNIFICATION ARRANGEMENT

2.1	In the event that the Executive was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in whole or in part out of) an Indemnifiable Event, the Company shall, subject to Clauses 2.2 and 6, indemnify the Executive to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company by the Executive (the “Relevant Period”), against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. If so requested by the Executive, the Company shall advance an amount in respect of any and all Expenses paid or incurred by the Executive (an “Expense Advance”), within five Business Days of such request, provided that evidence of such Expenses, in a form reasonably satisfactory to the Company, is provided at the time of the request.

2.2	Notwithstanding the foregoing, (i) the obligations of the Company under Clause 2.1 shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Clause 3 is involved) that the Executive would not be permitted to be indemnified under applicable law or under the terms of this Deed, such determination to be made before the end of the Relevant Period, and (ii) the obligation of the Company to make an Expense Advance pursuant to Clause 2.1 shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that the Executive would not be permitted to be so indemnified under applicable law or under the terms of this Deed, the Company shall be entitled to be reimbursed in full on demand by the Executive (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Executive has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the Executive should be indemnified under applicable law or under the terms of this Deed, any determination made by the Reviewing Party that the Executive would not be permitted to be indemnified under applicable law or under the terms of this Deed shall not be binding and the Executive shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Clause 3. If by the end of the Relevant Period there has been no determination by the Reviewing Party or the Reviewing Party determines that the Executive substantively would not be permitted to be indemnified in whole or in part under applicable law or under the terms of this Deed, the Executive shall have the right to commence litigation in any court in England and Wales having subject matter jurisdiction thereof and in which venue is proper in seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and agrees to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Executive.

3.	CHANGE IN CONTROL

The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of the Executive to indemnity payments and Expense Advances under this Deed or any other agreement relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by the Executive and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and the Executive as to whether and to what extent the Executive would be permitted to be indemnified under applicable law before the end of the Relevant Period. Subject to Clause 6, the Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including legal fees), claims, liabilities and damages arising out of or relating to this Deed or its engagement pursuant hereto.

4.	INDEMNIFICATION FOR ADDITIONAL EXPENSES

The Company shall indemnify the Executive against any and all expenses (including legal fees) and, if requested by the Executive, shall (within five Business Days of such request) advance such expenses to the Executive, which are incurred by the Executive in connection with any action brought by the Executive (whether pursuant to Clause 17 of this Deed or otherwise) for (i) indemnification or advance payment of Expenses by the Company under this Deed or any other agreement relating to Claims for Indemnifiable Events or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company or the Group, regardless of whether the Executive ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

5.	PARTIAL INDEMNITY

If the Executive is entitled under any provision of this Deed to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall, subject to Clause 6, nevertheless indemnify the Executive for the portion thereof to which the Executive is entitled. Moreover, notwithstanding any other provision of this Deed, to the extent that the Executive has been successful on the merits or otherwise in defence of any or all Claims relating in whole or in part to an Indemnifiable Event or in defence of any issue or matter therein, the Executive shall, subject to Clause 6, be indemnified against all Expenses incurred in connection therewith.

6.	EXCLUSIONS

6.1	Notwithstanding any provision in this Deed to the contrary, the Executive shall, subject to Clause 6.3, not be entitled to any indemnification or advancement of Expenses under this Deed in respect of:

(a)	any liability incurred by the Executive to the Company or any Associated Company;

(b)	any liability of the Executive to pay:

(i)	a fine imposed in criminal proceedings; or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Executive:

(i)	in defending criminal proceedings in which he is convicted;

(ii)	in defending civil proceedings brought by the Company, or an Associated Company, in which judgment is given against him; or

(iii)	in connection with any application for relief under section 661(3) or section 661(4) or section 1157 of the Act in which the court refuses to grant the Executive relief.

6.2	The references in Clause 6.1(c) to a conviction, judgment or refusal of relief are to the final decision in the proceedings which shall be determined in accordance with Section 234(5) of the Act.

6.3	Clause 6.1 shall not apply to any liability incurred by the Executive in respect of: (i) any role undertaken by him for the Company, any Associated Company or any Group Company (except in respect of a liability in relation to the Company or any Associated Company of which in each case the Executive is a director); and (ii) in any role whatsoever (whether a director or otherwise) for any Associated Company or Group Company which is not a UK registered company.

7.	BURDEN OF PROOF

In connection with any determination by the Reviewing Party or otherwise as to whether the Executive is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Executive is not so entitled.

8.	NO PRESUMPTIONS

For the purposes of this Deed, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction shall not create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether the Executive has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that the Executive has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Executive to secure a judicial determination that the Executive should be indemnified under applicable law, shall be a defence to the Executive’s claim or create a presumption that the Executive has not met any particular standard of conduct or did not have any particular belief.

9.	NON-EXCLUSIVITY/ SUBSEQUENT CHANGE IN LAW

The rights of the Executive hereunder shall be in addition to any other rights the Executive may have under or pursuant to the Articles or under English law, or otherwise. To the extent that a change in English law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under or pursuant to the Articles or this Deed, it is the intent of the parties hereto that the Executive shall enjoy by this Deed the greater benefits so afforded by such change.

10.	LIABILITY INSURANCE

To the extent that the Company or the Group as a whole maintains or benefits from an insurance policy or policies providing directors’ and officers’ liability insurance, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company or Group director or officer.

11.	AMENDMENTS/WAIVER

No supplement, modification or amendment of this Deed shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Deed shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.	SUBROGATION

In the event of payment under this Deed, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring action to enforce such rights.

13.	NO DUPLICATION OF PAYMENTS

The Company shall not be liable under this Deed to make any payment in connection with any Claim made against the Executive to the extent the Executive has otherwise actually received payment (under or pursuant to any insurance policy or articles of association of a Group Company or otherwise) of the amounts otherwise indemnifiable hereunder.

14.	BINDING EFFECT

This Deed shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Deed shall continue in effect regardless of whether the Executive continues to serve as a director and/or officer of the Company or of any other enterprise at the Company’s request.

15.	SEVERABILITY

The provisions of this Deed shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

16.	EFFECTIVE DATE

This Deed shall be effective as of the date hereof and shall apply to any claim for indemnification by the Executive on or after such date.

17.	EQUITABLE RELIEF

The parties hereto agree that the Executive may enforce this Deed by seeking specific performance hereof or other injunctive or equitable relief and that by seeking such specific performance or relief, the Executive shall not be precluded from seeking or obtaining any other relief to which he may be entitled.

18.	ASSIGNMENT

The Executive may not at any time assign (save for assignments by operation of law), transfer, charge or declare a trust of, the benefit of all or any part of its rights or obligations under this Deed without the prior written consent of the Company.

19.	COUNTERPARTS

This Deed may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

20.	ENTIRE AGREEMENT

20.1	This Deed constitutes the whole agreement between the parties relating to its subject matter and supersedes any and all prior negotiations, commitments, agreements, representations and understandings, whether written or oral, relating to its subject matter and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreement or discussions of the parties.

20.2	Each of the parties acknowledges and agrees that it has not entered into this Deed in reliance on, and shall have no rights or remedies in respect of any statement, representation, warranty or undertaking of any person (whether a party to this Deed or not) other than as expressly incorporated in this Deed.

20.3	Without limiting the generality of the foregoing, each of the parties agrees that its only right and remedy in relation to any statement, representation, warranty or undertaking made or given in connection with this Deed shall be for breach of its terms and each of the parties irrevocably and unconditionally waives all other rights or remedies (including those in tort or under statute) in relation to any such statement, representation, warranty or undertaking.

20.4	Nothing in this Deed shall be read or construed as excluding any liability or remedy as a result of fraud.

21.	THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Deed and no rights or benefits expressly or impliedly conferred by it shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 against the parties to it by any other person.

22.	GOVERNING LAW & JURISDICTION

22.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

22.2	Each of the parties to this Deed irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any claim, suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Deed (including any non-contractual obligations) and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England.

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date first above written.

Executed as a deed by LIBERTY GLOBAL PLC acting by two directors/a director and the secretary:	) ) ) )

Director

Director/Secretary

Signed as a deed by [insert name of Executive] in the presence of:	) ) )

Witness Signature:

Name:

Address: